Tianyin Pharmaceutical (“TPI”)
2009 Second Quarter Earnings Conference Call
8:45 a.m., February 18, 2009

Operator:  Good morning.  My name is __________, and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Tianyin Pharmaceutical 2009 Second Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, please press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Matt Hayden of HC International.  Sir, you may begin your conference.

Matt Hayden:

Thank you operator. Good morning ladies and Gentlemen. My name is Matt Hayden of Hayden Communication International. We’d like to thank all the shareholders and investors who have joined us today for Tianyin Pharmaceutical’s Second Quarter Earnings Conference Call.  The agenda for today’s call includes prepared comments from Mr. Stewart Lor, a Director with the Company.  He’ll provide a summary of both second quarter and first six months’ results for the period ended December 31st, 2008.  Additionally, he will discuss new developments the Company has made and outlook for the remainder of this year.

By now, everyone should have access to the earning release in which we detailed our financial performance in the second quarter. Before we get started, I want to read the Safe Harbor statement regarding today’s conference call.  This conference call may contain forward-looking statements concerning Tianyin Pharmaceutical.  Tianyin Pharmaceutical, Inc. is referred to herein as “we” or “our.” The words or phrases “would be,” “will allow,” “expect to”, “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify forward-looking statements. Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) the general economic conditions in China, including regulatory factors (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management can staff, manage and exploit existing and potential market opportunities. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and the risk factors detailed in the Company’s most current report on Form-14C filed on February 11, 2008 with the SEC at www.sec.gov.  Tianyin Pharmaceuticals undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

For those of you unable to listen to the entire call at this time, an audio replay will be available for 14 days. Information about the replay is available in the press release issued early today. Or please contact our office directly if you have questions at (561) 245-5155.

And with that, I’d like to now congratulate the Company on their impressive growth during the quarter and turn the call over to Stewart Lor, a director with the Company.  Stewart, the floor is yours.

Stewart Lor:

Thanks, Matt. Good morning ladies and gentlemen. On behalf of the Chairman of the Board and CEO, Dr. Jiang, we’d like to thank everybody who’s joining us for the second quarter 2009 conference call. First of all, I would like to take a moment to thank all of our team members at Tianyin Pharmaceutical for their hard work and commitment during the quarter. I also would like to thank our advisors and investors for their ongoing loyalty, enthusiasm and support in this difficult time.

We’re certainly pleased with our results for the second quarter as Tianyin continues to execute on our growth plan by capitalizing on the significant growth opportunity in Chinese pharmaceutical industry. Now I would like to run through the second quarter numbers in more detail. All numbers here are in US dollars. Fiscal second quarter 2009 revenue was $10.1 million, up 30.4% or $2.4 million from $7.7 million in the same period of 2008, and up 5.6% sequentially from the first quarter of 2009. This reflects a 23.3%  year-over-year increase in Ginkgo Mihuan Oral Liquid sales, as well as increase sales of other core product such as Arpu Shuangxin Oral Liquid, which increased 130% to $2.8 million from the second quarter of fiscal 2008.  This was a record quarter for us.

Cost of goods sold for the three months ended December 31, 2008 was approximately $4.9 million or 48.9% of revenue, up 0.3 million from $4.6 million in the same period of 2008, and up 5.6% from the first quarter of 2009.  This yields a gross profit of $5.2 million and gross margins of 51%, compared to $3.2 million in gross profit and a gross margin of 41% during the second quarter of 2008, and $4.9 million in gross profit and a gross margin of 51% during the first quarter of 2009. Thus, gross profits grew by 61.8% on a year-over-year basis and 5.7% compared to first quarter 2009.

Operating expenses were $2.7 million versus $1.2 million in second quarter of 2008, and 2.7 million in first quarter of 2009. Selling, general and administration expenses for the period increased to approximately $2.6 million from $1.2 million in the second quarter of 2008. Research and development expenses were $84,220 in the three months ended December 31, 2008, versus $34,106 in the same period a year ago.

Operating income was $2.5 million, representing a 25.4% increase from the year-ago period, or 14.5% increase compared to first quarter of 2009. The operating margins were 24.5% and 25.5% for the second quarter of 2009 and year ago period, respectively. The operating margins increase 190 basis points in second quarter of 2009 from 22.6% in first quarter of 2009.

Net income for the second quarter of 2009 increased 24.5% to $2.1 million, from 1.7 million in the same period a year ago. In addition, net income increase 14.9% from 1.8 million compared to the first quarter 2009. Fully diluted earnings per share were $0.13 compared to $0.13 for the second quarter of 2009 and 2008 respectively, based up on 15.7 million and 12.8 million shares.

Our proprietary and key products continue to gain market share in China. Ginkgo Mihuan Oral Liquid contributed approximately $2.6 million or 25.7% of total revenue in second quarter, an increase of 23.3% or $0.5 million compared to the same period of 2008. Ginkgo Mihuan Oral Liquid is a Traditional Chinese Medicine (TCM) which is highly effective in treating cerebral thrombosis coronary heart diseases and myocardial infarction. The drug was Tianyin Pharmaceutical's No. 1 selling drug in fiscal year 2008 and contributed approximately 25.6 percent of the Company's 2008 fiscal revenue. Our estimation is that Ginkgo Mihuan Oral Solution currently has over 80 percent of the Compound Ginkgo prescription market and approximately 23 percent of the heart disease market in China, which is estimated to be an addressable market of approximately $4.3 billion annually by Chinese Southern Pharmaceutical Economic Research Institute. We expect Ginkgo Mihuan Oral Liquid will continue to be a significant contributor of our revenues growth as we further expand sales network and increase production capacity.

Second quarter capacity utilization was over 90% and we have been focusing on producing high margin products to maximize our profit with limited capacity. We expect this will be alleviated once our new production facility is online in the spring.

In the first half of 2009, revenues increased to $19.7 million, up 31.8% from the 14.9 million we recorded in first half 2008.  Gross profit increased by 65.7% to $10 million in the first half of 2009, versus 6.1 million in the first six months of 2008.  Gross margins were 51% in the first half of ’09, compared to 40.6% in first half of ’08. The increase in gross profit and improved margins were primarily attributable to the focus on higher margin products such as Ginkgo Mihuan Oral Liquid and Arpu Shuangxin Oral Liquid, and our cost controls implemented in the manufacturing process. Operating income in the first half of 2009 increased 22.3% to $4.6 million, compared to $3.8 million in the first half of 2008. Operating margins were 24.5% and 25.5% for the second quarter of 2009 and 2008, respectively. Net income for the first six months of 2009 was $3.8 million, up 21.3% from 3.2 million from the first half of 2008. Fully diluted earnings per share were $0.16 compared to $0.25 for the first six months of 2009 and 2008 respectively, based up on 24.7 million and 12.8 million shares.

Looking at the balance sheet, cash, cash equivalents, and restricted cash totaled $12.7 million on December 31st, 2008.

This is compared to $12.1 million total cash, cash equivalents, and restricted cash on June 30th, 2008.

The advance payment of $2.2 million was paid to research institutes for several new drugs under development which we believe will address common indications with significant market potentials. The company had $20.8 million in working capital as of December 31st, and a current ratio of 6.9 to 1. Net cash contributed by operations was 3.9 million. This mainly results from an increase in revenue. Our day’s sale outstanding was approximately 41 for the second quarter of 2009.

During the first six months of fiscal 2009, we have made further progress in broadening our portfolio. We have received three approvals from the SFDA to produce Laonian Kechuan Tablet, Fuke Zhidai Tablet and Tongbianling Capsule. We have launched Laonian Kechuan Tablet before Chinese New Year, and plan to launch Fuke Zhidai Tablet and Tongbianling Capsule in first half of calendar year 2009. The initial feedback of Laonian Kechuan from our salesperson is very positive and we expect this drug to be one of contributors of our overall growth in fiscal 2009 and beyond.

To support our growing portfolio and production capacity, we continue to increase market penetration and expand our distribution network. As of December 31, 2008, we have approximately 720 salespersons throughout China. Additionally, we continue to build strategic partnerships with new distributors to further expand our distribution network and increase market penetration.

Now I will cover some development in Chinese healthcare industry. In January 2009, the China State Council issued the three-year reform plan during a meeting according to a statement on the central government’s website www.gov.cn. The Chinese government will invest RMB 850 billion in the new health care reform between 2009 and 2011 and will soon unveil the final plan for the health care reform, as well as the scheme for implementation. The RMB 850 billion will be used in five important areas: medical insurance, essential medications, basic health care service systems, improved access to public services, and reform of public hospitals. The plan clarifies medical insurance reform in detail. According to the plan, the medical insurance system will expand to cover college students and rural migrant workers and the target is to cover over 90% of urban and rural residents. TCM’s are considered to be a cost-effective way to increase medical insurance coverage, and have been deeply ingrained in Chinese culture for thousands of years. With our extensive sales network, comprehensive product portfolio, strong development pipeline and experienced management, we believe we are well positioned to capitalize this growth opportunity driven by government’s support and new funding.

Now I’d like to cover some recent events. Tianyin’s management feels that Tianyin is undervalued and represents a good opportunity to repurchase stock to retire to treasury.  On October 27, 2008, our Board of Directors authorized to repurchase up to $3.0 million of Tianyin’s common stock from time to time in the open-market or through privately negotiated transactions. The buyback would be conducted through June 30, 2009 and occurs on a daily basis. It took several months to set up the account, transfer the fund and get it ready for the repurchase. The buyback has just started on January 30th. Tianyin has been buying back shares on almost a daily basis. All buying to date has been done through the open market and no privately negotiated transactions. Tianyin is subject to Form 10B and the rules regarding buyback including the timing and amount of the purchase. Tianyin had $12.7 million in net cash and equivalents on December 31, 2008 and generated $3.9 million in cash from operations for the first six months of 2009. We are prepared to make prudent decisions as it relates to cash management and capital allocation. We will make the best investment which we believe is in the best interest of the shareholders. In addition, the senior management recognizes the value in Company and plans to buy Tianyin stocks in their personal accounts as well.

Recently, Tianyin has completed installation of steel framework, roofing and the civil construction of the new production facility and begun decoration works recently. We expect it will commence production in the spring of 2009. The new plant will expand overall production capacity by 3 times. While we are planning to launch several recent approvals, with the new capacity coming online we will be able to have the space to quickly capitalize the market opportunities of these drugs. The new capacity is expected to meet production needs of increasing market demand of drugs in current portfolio supported by Chinese government’s investment in healthcare, increasing personal income and our expanded sales network and market penetration. We believe the new capacity will be the key element to maintaining and enhancing our 2009 revenue and profit growth, as well as diversification of revenues.

We will continue evaluating potential acquisition opportunities which will complement the existing product and manufacturing lines, as well as provide accretive earnings growth. We are only interested in acquisitions which will be accretive in nature from an earnings perspective, but also will help us expand our franchise in a meaningful way. As progress is made, we will give investors a full update on our initiatives on this topic.

Looking ahead into the second half of 2009, Tianyin Pharmaceutical plans to maintain the growth momentum with various strategic initiatives. We anticipate strong growth in fiscal year 2009 and we would like to reaffirm that we anticipate that revenues for fiscal year 2009 will exceed $46 million with a net income of at least $7.5 million. We are confident that this target is achievable through a combination of organic growth from our current portfolio, new products launches, and further increasing our marketing efforts. We plan to emphasis on further improving sales and marketing to take advantage of the Chinese Government’s commitment to provide health care to 90% of rural and urban residents according to the new medical reform plan. In addition, we must continue our research and development efforts to maximize product development activities and continue to expand the product pipeline. We believe that our emphasis of broadening our product pipeline coupled with our enhanced sales and marketing efforts and the planned expansion of our production facility will continue to yield significant increases in revenue in second half of 2009.

In conclusion, we are pleased with our results for the quarter, and believe we are well positioned to drive further growth in the coming years. We continue to benefit from Chinese strong economy growth, government’s efforts to provide healthcare to Chinese population, increasing personal income, as well as aging population in China. We intend to continue to capitalize on these trends by focusing on our strength and capabilities, which include our experienced management team, modern GMP-certified production facilities, nationwide and expanding sales networks and distribution channels. We will continue to focus on high profit products while launching new profitable drugs to drive top-line and bottom-line growth through consistent execution.

Our commitment and dedication to our shareholders is stronger than ever. We will consistently update the market on these developments through regular communication and press releases.

We understand that the stock market has not been performing well and that our stock price along with others has been depressed, but with our proven solid track record, the commitment of our management and our focused strategy, we are confident that we will attain the goal to become a leading TCM manufacturer while generating superior returns for our shareholders and investors.

With that, I'd like to thank everyone participating in today’s call for your continued interest in Tianyin Pharmaceutical. We look forward to updating you on our progress next quarter.

We will now open the call to any questions you may have. Operator

Operator:

Again, I want to thank everyone for joining us today. We look forward to updating you on our fiscal third quarter results in May 2009.  Good bye